                          SCHEDULE 14A INFORMATION
===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

     Kellwood Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                        [LOGO OF KELLWOOD APPEARS HERE]

                                      1999

                                PROXY STATEMENT

                                KELLWOOD COMPANY
                             600 Kellwood Parkway,
                        St. Louis County, Missouri 63017

                              1999 Proxy Statement
                                      and
                    Notice of Annual Meeting of Shareowners

   NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareowners of Kellwood Company, a Delaware corporation (hereinafter referred to as the "Company"), will be held at 600 Kellwood Parkway, St. Louis County, Missouri, on Thursday, August 26, 1999, at 9:00 A.M. for the following purposes:

  1. To elect six members to the Board of Directors to hold office for a period of two years and until their successors are duly elected and qualified; and

  2. To transact such other business as may properly come before the meeting, and any adjournments thereof.

   The Board of Directors has fixed the close of business on June 28, 1999 as the record date for determining shareowners entitled to notice of the aforesaid Annual Meeting and to vote thereat in person or by proxy.

   The Proxy Statement is set forth following this Notice of Annual Meeting. Also accompanying this Notice of Annual Meeting are a Proxy and the Company's Annual Report for the fiscal year ended April 30, 1999.

                                          By Order of the Board of Directors

                                          Thomas H. Pollihan
                                          Vice President, Secretary and
                                          General Counsel

St. Louis, Missouri
July 15, 1999

                                KELLWOOD COMPANY
                              600 Kellwood Parkway
                        St. Louis County, Missouri 63017

                                                                     Approximate
                                                                   mailing date:
                                                                   July 15, 1999

                                PROXY STATEMENT

                 Annual Meeting of Shareowners--August 26, 1999

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation of the accompanying proxy card by the Board of Directors of Kellwood Company, a Delaware corporation (the "Company"), for the Annual Meeting of Shareowners to be held on August 26, 1999. Only shareowners of record at the close of business on June 28, 1999, are entitled to notice of, and to vote (in person or by proxy) at the meeting.

   This Proxy Statement and proxy card are being mailed on or about July 15, 1999. The Company's Annual Report (including financial statements) to its shareowners for the fiscal year ended April 30, 1999, accompanies this Proxy Statement.

   The expense of soliciting proxies for the meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement and the reasonable costs of brokers, nominees and fiduciaries in supplying proxies to beneficial owners, will be paid by the Company. The solicitation will be made by the use of the mails, through brokers and banking institutions, and by officers and regular employees of the Company. In addition, the Company has engaged Morrow & Co., Inc., a firm specializing in solicitation of proxies, to assist in the current solicitation for an estimated fee of $4,500, plus reimbursement for their out-of-pocket expenses.

Voting Procedures

   Shareowners are entitled to one vote per share owned on the record date and, with respect to the election of directors, shareowners have the right to cumulative voting. Under cumulative voting, each shareowner is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she owns, and he or she may cast all of his or her votes for one nominee or distribute them in any manner he or she chooses among any number of nominees.

   If the accompanying proxy card is signed and returned in time, the shares represented thereby will be voted, unless otherwise indicated on the proxy card, in accordance with the specifications thereon. If no contrary specification is made, the proxies intend to vote the shares so represented to elect the largest number of the nominees for directors named herein which can be elected under cumulative voting. If no other persons are nominated for election to the Board, votes represented by all properly executed proxy cards will be distributed in approximately equal numbers among the nominees set forth below. If allocation is necessary, the proxies will use their discretion in making the allocation among nominees. Shareowners who do not wish to have their votes distributed in approximately equal numbers among the nominees or do not want to grant the proxies discretion to allocate, if allocation is deemed necessary by the proxies, should mark their proxy cards to indicate how they wish to have the proxies distribute their votes.

   The proxies reserve the right not to vote and to return to a shareowner any proxy card in which the authority to vote shares represented thereby is made subject to any condition or conditions by such shareowner other than as expressly provided for in the accompanying proxy card.

   The six directors receiving the highest number of the votes at the meeting, present in person or by proxy, will be elected. Those proxies containing instructions to "Withhold Authority" to vote shares for one or all of the nominees will be counted for the purpose of determining a quorum to transact business, but not entitled to vote for the nominee(s) for which voting authority is being withheld.

   The Company's management knows of no matter to be brought before the meeting other than those referred to in the foregoing Notice of Annual Meeting of Shareowners. However, if any other matters properly come before the meeting, it is intended that the proxy cards in the accompanying form which are duly signed and returned in time will be voted on those matters in accordance with the judgment of the person or persons voting the proxy card. Any shareowner who signs and returns a proxy card may revoke that proxy card at any time prior to the voting thereof either by revoking the proxy card in person at the meeting or by delivering a signed written notice of revocation to the office of the Secretary of the Company before the meeting begins.

Shareowner Proposals

   Shareowners wishing to include proposals in the Company's Proxy Statement for the 2000 Annual Meeting of Shareowners must submit their proposals so that they are received by the Secretary of the Company at the principal executive offices in St. Louis by March 17, 2000. Shareowners wishing to bring a proposal before the 2000 Annual Meeting of Shareowners (but not include it in the Company's Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at the principal executive offices in St. Louis by no later than June 1, 2000. In addition, Section 2.10 of the Company's By-Laws imposes certain time and information requirements on shareowners wishing to bring business before a shareowner meeting.

Security Ownership of Certain Beneficial Owners

   At the close of business on June 28, 1999 (the "record date"), the Company had 27,723,131 shares outstanding. The table listed below contains information concerning each person who is known by the Company to be the beneficial owner of more than five percent of the Company's common stock. To the best of the Company's knowledge, no other persons are beneficial owners of five percent or more of the Company's shares.

                                                 Amount and Nature
                           Name and Address       of Beneficial    Percent
Title of  Class           of Beneficial Owner        Ownership     of Class
---------------        ------------------------- ----------------- --------
Common Stock.......... GS Capital Partners, L.P.    1,676,306        6.04%
                       85 Broad Street
                       19th Floor
                       New York, NY 10004

Common Stock.......... The Prudential Insurance     1,252,912(*)     5.79%
                       Company of America
                       751 Broad Street
                       Newark, NJ 07102-3777

--------
(*) As reported on their Schedule 13G dated January 29, 1999, The Prudential Insurance Company of America, a registered insurance company and investment advisor, was the beneficial owner of 1,252,912 shares representing 5.79% of the total shares outstanding on that day, and The Prudential Insurance Company of America has sole voting power for 6,200 shares, shared voting power for 1,246,712 shares, sole dispositive power for 6,200 shares, and shared dispositive power for 1,246,712 shares.

                             ELECTION OF DIRECTORS
                               (PROXY ITEM NO. 1)

   The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than 15 directors, with the number of directors to be fixed by the Board, and that the Board shall be divided into two classes, with one class being elected each year for a two-year term. On November 21, 1995, the Board of Directors by resolution amended
Section 3.1 of the Company's By-laws
fixing the number of directors at ten and, accordingly, six directors are to be elected at the annual meeting to serve for two years or until the 2001 Annual Meeting of Shareowners and until their respective successors shall have been elected and qualified. The persons named as proxies in the accompanying proxy card have indicated that they intend to vote for the election of the largest number of nominees set forth hereinafter which they can elect under cumulative voting. For a discussion of cumulative voting, see above.

   In the event that any of the following nominees for election as director is not available to serve as a director at the time of election at the meeting, proxy cards may be voted for a substitute nominee as well as for the remaining nominees named herein. However, the Company's management has no reason to anticipate that any nominees will be unavailable.

                   NOMINEES FOR ELECTION TO SERVE UNTIL 2001

   Raymond F. Bentele, Age 62 Director of the Company since 1993. President and Chief Executive Officer of Mallinckrodt, Inc. from 1978 until retirement on November 30, 1992. Director of Mallinckrodt Inc. (manufacturer of medical products). Director of IMC Global, Inc. (food crop mineral nutrients). Director of Leggett & Platt, Incorporated (manufacturer of components for the home furnishings industry).

     Member: Compensation and Stock Option, and Nominating Committees.

   Edward S. Bottum, Age 65 Director of the Company since 1981. Retired Vice-Chairman, Continental Bank Corporation from 1959 to 1990. Managing Director, Chase Franklin Corporation (merchant banking) since April 1990. Trustee, The Time Horizon Funds (mutual funds family) since July 1995. Chairman, Learning Insights, Inc. (publisher of interactive multimedia training products) since February 1996. Trustee, Pacific Innovations Trust (mutual fund for variable annuities) since December 1996. Trustee, Underwriters Laboratories, Inc. (product safety certification) since May 1997. Director, CNA Income Shares, Inc. (closed end fixed income fund) since April 1999. Director, Alleghany Asset Management, Inc. (asset manager) since April 1999.

     Member: Audit, Finance and Nominating Committees.

   Kitty G. Dickerson, Ph.D., Age 59 Director of the Company since 1991. Professor and Chair of the Department of Textile and Apparel Management, University of Missouri, Columbia, Missouri from 1986 to Present.

     Member: Audit Committee.

   Leonard A. Genovese, Age 65 Director of the Company since 1995. President, Genovese Drug Stores, Inc. since 1974. Chairman of the Board of Genovese Drug Stores, Inc. from 1978 to present (retail chain drug stores). Director, TR Financial Corp. (banking) from 1993 to February, 1999. Director, Aid Auto Stores, Inc. (automotive parts supply) from 1995 to December, 1998. Director, The Stephan Company (hair care) since 1997. Director, Roslyn Bancorp Inc. (banking) since February, 1999.

     Member: Compensation and Stock Option Committee.

   Martin J. Granoff, Age 62 Chairman of Val d'or Inc. (men's and women's knitwear) since 1959. Chairman and Chief Executive Officer of Koret, Inc. from December, 1997 to April, 1999. Chairman of the American Apparel Manufacturer's Association from 1998 to 1999. Director, National Textiles since November, 1997 (spinning and knitting). Director, Manive Investment, LLC since September 1998 (biotechnology).

   Hal J. Upbin, Age 60 Director of the Company since 1995. Chief Executive Officer of the Company since November 25, 1997. President and Chief Operating Officer of the Company from November 22, 1994 to

November 25, 1997. Executive Vice President Corporate Development from May 28, 1992 to November 22, 1994. Vice President Corporate Development from November 27, 1990 to May 27, 1992. President of American Recreation Products, Inc. from March 1, 1989 to May 1, 1992, and Director from May 1, 1991 to present. American Recreation Products, Inc. is a wholly-owned subsidiary of the Company.

     Member: Executive Committee.

                    DIRECTORS CONTINUING TO SERVE UNTIL 2000

   Jerry M. Hunter, Age 47 Director of the Company since 1994. Partner at Bryan Cave (law firm) from December 1993 to present. General Counsel, National Labor Relations Board, Washington, D.C., from November 1989 to November 1993. Director, Missouri Department of Labor and Industrial Relations from 1986 to 1989. Labor Counsel, Kellwood Company from November 1981 to May 1986.

     Member: Audit Committee.

   James C. Jacobsen, Age 64 Director of the Company since 1975. Vice Chairman since November 22, 1994. Executive Vice President Administration from May 31, 1989 to November 22, 1994. Senior Vice President Finance-Administration from 1988 to 1989. Senior Vice President Finance from 1986 to 1988.

     Member: Executive and Finance Committees.

   James S. Marcus, Age 69 Director of the Company since 1965. A Limited Partner of The Goldman Sachs Group, L.P. (investment bankers) since March 28, 1989. Director of American Biltrite, Inc. (industrial and flooring products and fashion jewelry).

     Member: Compensation and Stock Option, and Finance Committees.

   William J. McKenna, Age 72 Director of the Company since 1982. Chairman of the Company from May 1, 1991 to present. Chairman and Chief Executive Officer from November 22, 1994 to November 25, 1997. Chairman, President and Chief Executive Officer from May 1, 1991 to November 22, 1994. Chief Executive Officer since 1984. President from 1982 to November 22, 1994. Director of Genovese Drug Stores, Inc. and United Missouri Bancshares, Inc.

     Member: Executive and Nominating Committees.

Compensation of Directors

   Directors who are employees of the Company receive no compensation for their service as directors. Non-employee directors were compensated for their services at the rate of $23,000 per annum. In addition, each non-employee director receives $1,000 for each Board Meeting and $1,000 for each Committee meeting attended, not to exceed $2,000 for any one day, and is reimbursed for expenses incurred in attending those meetings.

   Under the 1995 Stock Option Plan for Nonemployee Directors, each person who remains or becomes a Nonemployee Director of the Company is granted an option to purchase 1,000 shares of Common Stock on the first business day after the date of the first annual meeting at which the person was elected or remained a Nonemployee Director. The option price for each share granted to a Nonemployee Director is 100% of the fair market value of the shares subject to option on the date of the option grant. The option price may be paid by check or by the delivery of shares of Common Stock then owned by the participant. On May 28, 1998, the Board of Directors approved a grant of 100 shares of restricted common stock to each Nonemployee Director to be issued out of shares held in its treasury effective immediately following the Annual Meeting each year.

                       BOARD OF DIRECTORS AND COMMITTEES

   The Board of Directors is responsible for establishing broad corporate policies and for overseeing the general performance of the Company. The Board meets regularly four times per year, and holds special meetings as required. In fiscal 1999 the Board met five times.

   Fred W. Wenzel will not be seeking re-election to the Board of Directors and his term will expire at the 1999 Annual Meeting of the Company. Mr. Wenzel has served as a Director of the Company since 1961 and has been a principal contributor to its development, high reputation and success. In light of his valued experience, on May 27, 1999 the Board created the non-voting position of Advisory Director to the Board and appointed Fred W. Wenzel to this position effective August 26, 1999.

   Each director spends considerable time in preparing for and attending Board and Committee meetings. During the Company's most recent fiscal year, each director attended at least 75% of the Board meetings and meetings of Committees to which he or she was appointed, with the exception of Raymond F. Bentele and Leonard A. Genovese, who each attended 72% of the meetings.

   The Board has an Executive Committee, Finance Committee, Audit Committee, Compensation and Stock Option Committee and Nominating Committee.

   The Executive Committee, between Board meetings, has all the authority of the Board of Directors in the management of the business affairs of the Company (except for action relating to dividends, stock issuances, and certain fundamental corporate changes). The Executive Committee did not meet during fiscal 1999. On three occasions actions were taken by unanimous written consent after the Committee reviewed proposals circulated to members. The members of the Committee were W.J. McKenna, Chairman, J.C. Jacobsen and H.J. Upbin.

   The Finance Committee's responsibilities are to study and suggest methods for obtaining the future financing requirements of the Company. The Finance Committee met once during fiscal 1999. Members of the Committee were J.C. Jacobsen, Chairman, E.S. Bottum and J.S. Marcus.

   The Audit Committee's responsibilities include recommending to the Board of Directors the independent accountants to be employed for the purpose of conducting the annual examination of the Company's financial statements, discussing with the independent accountants the scope of their examination, reviewing the Company's financial statements and the independent accountants' report thereon with Company personnel and the independent accountants, and inviting the recommendations of the independent accountants regarding internal controls and other matters. The Audit Committee met two times during fiscal 1999. Members of the Committee were E.S. Bottum, Chairman, K.G. Dickerson and J.M. Hunter.

   The Compensation and Stock Option Committee's responsibilities include approving salaries of executives of the Company, administering and interpreting compensation plans, and granting cash bonuses, stock bonuses and other benefits under such plans. The Compensation and Stock Option Committee met two times during fiscal 1999. Members of the Committee were J.S. Marcus, Chairman, R.F. Bentele and L.A. Genovese.

   The Nominating Committee makes recommendations to the Board with respect to the size and composition of the Board. In addition, the Committee reviews the qualifications of candidates, and makes recommendations to the Board with respect to nominees, for election as directors. The Committee also considers nominees recommended by shareholders. The By-laws require that notice of nominations proposed by shareholders be received by the Secretary of the Company, along with certain other specified material, not less than 60 days nor more than 90 days prior to the meeting of shareholders at which directors are to be elected. Any shareholder who wishes to nominate a candidate for election to the Board should obtain a copy of the relevant section of the By-laws from the Secretary of the Company. The Committee did not meet in fiscal 1999. Members of the Committee were W.J. McKenna, Chairman, R.F. Bentele and E.S. Bottum.

                              MANAGEMENT OWNERSHIP
                             OF THE COMPANY'S STOCK

   Under regulations of the Securities and Exchange Commission, persons who have power to vote or to dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of those shares. The following table shows, as of June 28, 1999, the beneficial ownership of each present director and each nominee for director, and of all present directors and executive officers as a group, of shares of the Company's common stock. This information has been furnished to the Company by the individuals named. As shown in the last column, in some cases a significant number of the shares indicated in the center column as being beneficially owned are actually unissued shares attributable to unexpired options for the Company's common stock which are presently exercisable or first become exercisable within 60 days after June 28, 1999. With the exception of Mr. Granoff who owns approximately 2.7% and Mr. McKenna who owns approximately 1.5% of the outstanding common stock of the Company, no nominee or present director owns more than 1% thereof. All executive officers and directors as a group own approximately 7.3% of the outstanding common stock.

                                                              Number of Shares
                                              Number of     Included in Previous
                                                Shares      Column Attributable
Name of Individual                           Beneficially   to Unexpired Options
or Number in Group                              Owned           to Purchase
------------------                           ------------   --------------------
R. F. Bentele...............................      4,850             4,000
E. S. Bottum................................      6,750             4,000
K. G. Dickerson.............................      4,500             3,500
L. A. Genovese..............................      6,033             3,000
M. J. Granoff...............................    758,382(1)              0
E. Harding, Jr. ............................     36,585            20,920
J. R. Henderson.............................     31,887            26,560
J. M. Hunter................................      4,100             4,000
J. C. Jacobsen..............................    148,566            79,590
J. S. Marcus................................      5,000             4,000
W. J. McKenna...............................    417,071(2)        331,181
H. J. Upbin.................................    169,889           127,036
All directors and executive officers as a
group
 (19 persons including those named).........  2,030,626           788,247

--------
(1) Does not include 60,253 shares owned by Mr. Granoff's wife, 30,126 shares held in trust for the benefit of his daughter, and 30,126 shares held in trust for the benefit of his son. Mr. Granoff disclaims beneficial ownership of these shares.
(2) Does not include 202 shares owned by Mr. McKenna's wife, 3,317 shares owned by his daughter, and 3,317 shares owned by his son. Mr. McKenna disclaims beneficial ownership of these shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows the amount of all compensation earned for services in all capacities to the Company for the last three fiscal years for (i) the Chief Executive Officer, and (ii) the other four most highly paid executive officers (the "Named Officers") at April 30, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation
                                                                -----------------------------------
                                     Annual Compensation                Awards            Payouts
                               -------------------------------- ----------------------- -----------
          (a)             (b)     (c)       (d)        (e)            (f)         (g)       (h)         (i)
        Name and                                   Other Annual   Restricted                         All Other
       Principal                Salary             Compensation      Stock      Options    LTIP     Compensation
        Position          Year    ($)    Bonus ($)      ($)     Award(s) ($)(1)   (#)   Payouts ($)    ($)(2)
       ---------          ---- --------- --------- ------------ --------------- ------- ----------- ------------
William J. McKenna
 Chairman, and
 Director(3)............  1999 $ 900,000 $ 590,000       0         $ 229,345     61,900       0     $ 17,482(4)
                          1998   900,000   450,000       0           582,384     76,000       0      969,478(5)
                          1997   850,000   425,000       0           689,748    106,115       0        4,800(6)
Hal J. Upbin President
 and Chief Executive
 Officer(7).............  1999 $ 725,000 $ 500,000       0         $ 278,662     50,000       0     $  4,608(6)
                          1998   570,833   400,000       0           343,332     79,000       0        4,608(6)
                          1997   500,000   300,000       0           303,518     41,560       0        4,400(6)
Enoch Harding, Jr.
 Executive
 Vice President
 Operations(8)..........  1999 $ 360,000 $ 375,000       0         $ 113,248     13,600       0     $  4,550(6)
                          1998   327,000   350,000       0           144,804     16,000       0        4,992(6)
                          1997   302,000   300,000       0           162,794     21,000       0        4,170(6)
James C. Jacobsen Vice
 Chairman and Director..  1999 $ 370,000 $ 188,100       0         $ 128,223     18,200       0     $  4,608(6)
                          1998   370,000   175,000       0           198,660     23,000       0        4,474(6)
                          1997   360,000   145,000       0           242,774     33,250       0        3,900(6)
John R. Henderson Vice
 President
 Merchandising..........  1999 $ 250,000 $ 104,300       0         $  46,875      9,800       0     $  4,762(6)
                          1998   240,000    60,000       0            64,020     10,000       0        4,963(6)
                          1997   191,000    48,000       0            77,246     10,000       0        3,960(6)

--------
(1) The Corporate Development Incentive Plan which provides a restricted stock award contingent on the achievement of predetermined performance criteria based on the Company's fiscal year performance, vests over a three-year period. Dividends are paid on the restricted stock. The amounts shown in the table represent the dollar value based on the stock price of $23.94 per share at the June 1, 1999 award date. The restricted awards attributable to the Named Executives for prior fiscal years and in escrow as of April 30, 1999, excluding the awards in Column (f), which are still subject to restrictions under the Corporate Development Incentive Plan, valued at the closing price of $25.75 on April 30, 1999, are as follows: W. J. McKenna, 26,862 shares at $691,697; H. J. Upbin, 13,799 shares at $355,324; E.
    Harding, Jr., 6,507 shares at $167,555; J. C. Jacobsen, 9,311 shares at $239,758, and J. R. Henderson, 2,981 shares at $76,761.
(2) Excludes income accrued for Executive Deferred Compensation Plan because at prime plus 1% it is not above market rate.

(3) W. J. McKenna was also Chief Executive Officer until November 25, 1997. He has a contract of employment through November 30, 1999.
(4) W.J. McKenna received a lump sum payment under the required minimum distribution rules of the Kellwood Company Pension Plan for his 16.9 years of service. This number includes $12,874 lump sum payable April 1, 1999 and $4,608 employer matching 401(k) plan contribution.
(5) At the age of 70 1/2, W. J. McKenna was eligible for a lump sum payment under the required minimum distribution rules of the Kellwood Company Pension Plan for his 15.9 years of service. This number includes $964,870 lump sum payable April 1, 1998 and $4,608 employer matching 401(k) plan contribution.
(6) Employer matching 401(k) plan contribution.
(7) H. J. Upbin has a contract of employment through November 30, 1999. Effective May 1, 1999, his salary was increased to $850,000.
(8) By agreement with the Company, E. Harding will be paid a deferred compensation benefit under a straight-life annuity of $1,032 per month upon retirement, continuing during his lifetime.

   The following two tables contain information covering stock options granted during the fiscal year ended April 30, 1999, to the Named Officers and the number and value of unexercised stock options held by those officers at the end of the last fiscal year. No SARs were granted in conjunction with the options.

                              OPTION GRANTS TABLE
                     OPTION GRANTS DURING 1999 FISCAL YEAR

                                                                        Potential Realizable
                                                                          Value at Assumed
                                                                        Annual Rates of Stock
                                                                         Price Appreciation
                                 Individual Grants                         for Option Term
                                 -----------------                      ---------------------
                                    % of Total
                                      Options      Exercise
                         Options    Granted to     or Base
                         Granted   Employees in      Price   Expiration
          Name             (#)    Fiscal Year(1)   ($/Share)    Date      5% ($)    10% ($)
          ----           ------- ----------------- --------  ---------- ---------- ----------
William J. McKenna...... 58,300        17.51        $32.28    05/28/08  $1,183,532 $2,999,302
                          3,600         1.08         32.28    05/28/08      73,083    185,206
                         ------        -----                            ---------- ----------
                         61,900        18.59                             1,256,615 $3,184,508
                         ======        =====                            ========== ==========
Hal J. Upbin............ 47,300        14.21         32.28    05/28/08     960,224  2,433,396
                          2,700          .81         32.28    05/28/08      54,812    138,904
                         ------        -----                            ---------- ----------
                         50,000        15.02                             1,015,036  2,572,300
                         ======        =====                            ========== ==========
Enoch Harding, Jr....... 10,000         3.00         32.28    05/28/08     203,007    514,460
                          3,600         1.08         32.28    05/28/08      73,083    185,206
                         ------        -----                            ---------- ----------
                         13,600         4.08                               276,090    699,666
                         ======        =====                            ========== ==========
James C. Jacobsen....... 17,900         5.38         32.28    05/28/08     363,383    920,884
                            300          .09         32.28    05/28/08       6,090     15,434
                         ------        -----                            ---------- ----------
                         18,200         5.47                               369,473    936,318
                         ======        =====                            ========== ==========
John R. Henderson.......  8,300         2.49         32.28    05/28/08     168,496    427,002
                          1,500          .45         32.28    05/28/08      30,451     77,169
                         ------        -----                            ---------- ----------
                          9,800         2.94                               198,947    504,171
                         ======        =====                            ========== ==========

--------
(1) Total options granted during 1999 were 332,950 shares to the Named Officers and all other employees.

                      OPTION EXERCISES IN 1999 FISCAL YEAR
                        AND FY-END 04/30/99 VALUE TABLE

          (a)                  (b)         (c)               (d)                       (e)
                                                                              Value of Unexercised
                                                          Number of               In-the-Money
                                                           Options                   Options
                                                        at FY-End (#)             at FY-End ($)
                                                          04/30/99                  04/30/99
                                                  ------------------------- -------------------------
                                          Value
                         Shares Acquired Realized
          Name           on Exercise (#)   ($)    Exercisable/Unexercisable Exercisable/Unexercisable
          ----           --------------- -------- ------------------------- -------------------------
William J. McKenna......      2,405       39,138      252,618 / 255,329        1,326,619 / 937,703
Hal J. Upbin............     10,500      155,234      92,184 / 154,876          478,257 / 312,602
Enoch Harding, Jr.......      7,900      125,731       6,200 / 46,600           14,910 / 153,602
James C. Jacobsen.......     23,100      322,248       54,540 / 74,710          305,036 / 274,038
John R. Henderson.......          0            0       17,200 / 29,600           92,264 / 83,276

                               RETIREMENT PROGRAM

Pension Plan

   The Kellwood Company Pension Plan is a defined benefit plan covering a substantial number of all domestic employees of the Company and its subsidiaries. The basic annual pension benefit under the Plan for service after April 30, 1989 is equal to 12 times 0.5% of average monthly earnings times credited service after April 30, 1989, plus 12 times 0.5% of average monthly earnings, in excess of covered compensation, multiplied by years of credited service commencing on or after May 1, 1989 up to 35 years. Covered compensation is defined as the average social security wage base for the 35 years before an employee reaches social security retirement age. Average monthly earnings under the Plan is the average of an employee's monthly earnings defined under the Plan paid during the highest paid five consecutive full calendar years within an employee's credited service. The amount of final benefits is not and cannot readily be calculated for each individual by the Plan's regular actuaries.

   Plan participants as of April 30, 1989, who continued as employees after April 30, 1989, will receive their accrued benefits as of April 30, 1989 plus benefits earned after that date. For employees earning $150,000 per year or more, an amended accrued monthly benefit as of April 30, 1994 was calculated. On April 1, 1998, W. J. McKenna was paid a lump sum from the Kellwood Company Pension Plan in the amount of $964,870. This payment was made under the minimum distribution rules which require distribution of pension benefits to employees upon reaching age 70 1/2. This payment included his amended accrued monthly benefit at April 30, 1994 in the amount of $9,333.49. On April 1, 1999, W. J. McKenna received an additional minimum distribution in the amount of $12,874.19, for his Service beyond age 70 1/2 and will continue to receive a yearly distribution as long as he accrues Credited Service under the Pension Plan. The amended accrued monthly benefits at April 30, 1994 for the remaining officers listed in the Summary Compensation Table were as follows: H. J. Upbin, President and Chief Operating Officer, $615.06; E. Harding, Jr., Executive Vice President Operations, $1,766.95; J. C. Jacobsen, Vice Chairman, $5,560.28; and John R. Henderson, Vice President Merchandising, $245.79. Upon retirement, Mr. Harding will also be paid during his lifetime a deferred compensation benefit under a straight-life annuity of $1,032 per month in recognition of his previous employment between 1972 and 1977. As of April 30, 1999, of the officers listed in the Summary Compensation Table, Mr. McKenna, Mr. Upbin, Mr. Harding, Mr. Jacobsen and Mr. Henderson have approximately five years of credited service subsequent to May 1, 1994. The table below is indicative of annual benefits for service after April 30, 1989, using covered compensation for employees retiring at normal retirement age in calendar 1999. Benefits for employees who retire in subsequent years will be lower reflecting increases in the average social security wage base.

                               PENSION PLAN TABLE

                                                     Years of Service
                                          --------------------------------------
              Remuneration                  5      10      15      20      30
              ------------                ------ ------- ------- ------- -------
$50,000.................................. $1,674 $ 3,347 $ 5,021 $ 6,884 $10,041
100,000..................................  4,174   8,347  12,521  16,694  25,041
125,000..................................  5,424  10,847  16,271  21,694  32,541
150,000..................................  6,674  13,347  20,021  26,694  40,041
160,000..................................  7,174  14,347  21,521  28,694  43,041
200,000..................................  7,267  14,535  21,802  29,070  43,604
250,000..................................  7,267  14,535  21,802  29,070  43,604
350,000..................................  7,267  14,535  21,802  29,070  43,604
500,000..................................  7,267  14,535  21,802  29,070  43,604
750,000..................................  7,267  14,535  21,802  29,070  43,604
1,000,000................................  7,267  14,535  21,802  29,070  43,604
1,300,000................................  7,267  14,535  21,802  29,070  43,604
1,600,000................................  7,267  14,535  21,802  29,070  43,604

   Section 401(a)(17) of the Internal Revenue Code limits annual earnings for purposes of calculating benefits under Kellwood's pension plan to $160,000.
Section 415 of the Internal Revenue Code limits annual benefits payable from the plan at age 65 to $130,000. However, benefits accrued prior to the enactment of these limitations were not reduced accordingly.

            REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE ON
                             EXECUTIVE COMPENSATION

   This Report and the following Performance Graph shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and they shall not otherwise be deemed filed under such Acts.

Overview

   The Company's Board of Directors has established a three member Compensation and Stock Option Committee (the "Committee"). Each member of the Committee is a non-employee director.

   The Securities and Exchange Commission has adopted rules which are designed to enhance disclosure of the policies of companies regulated by the Commission in regard to executive compensation. In response to these rules the Committee has prepared a report, as outlined below, on the Company's policies and practices with respect to executive compensation.

   The Company's executive officer compensation program consists of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and stock awards, and various benefits including medical, pension, and 401(k) savings plans generally available to employees of the Company.

Compensation Policies

   The Committee's executive compensation policies are designed to provide competitive levels of compensation which integrate pay with the Company's annual and longer term performance goals, reward above average performance, recognize individual initiative and achievements, assist the Company in attracting and retaining qualified executives and build the ownership of Company stock by key managers. The Committee is of the view that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning the interests of management with the interests of the Company's shareowners which ultimately enhances shareowner value. The Committee further believes that bonus and other forms of incentive-based compensation encourage management to attain preset commercial goals for the Company.

Base Salary

   The Committee reviews each executive officer's salary annually and considers recommendations submitted by the Chief Executive Officer. In determining appropriate salary levels, the Committee considers a variety of sources, including industry surveys, proxy statements, and outside consultants. The Committee also considers the level and scope of responsibility, experience, Company and individual performance, and internal equity. The Committee uses its discretion to set executive compensation where in its judgment external, internal, or an individual's circumstances warrant. By design, the Committee strives to set executives' salaries at competitive market levels. Increases are based on comparable companies' practices, the Company's achievement of its financial plan, and the individual's performance. The salary increases in fiscal 1998 were based on the Committee's review of the return on equity, net earnings as a percent of sales and earnings per share growth over the prior five years.

Annual Cash Incentives

   A Performance Management and Incentive Compensation Plan is extended to executives, managers and professionals whose positions have a significant impact on the Company's operating results. Annual cash incentive compensation awards are made to participants to recognize and reward corporate, business unit and individual performance. Goals for Company, business unit and individual executive's performance are set at the beginning of each fiscal year. In determining whether to award cash bonuses, the Committee compares the Company's financial performance against its annual financial plan, considers business unit and individual performance, and Company performance against that of peer companies. The amount of any award is determined by the combined financial results of the Company and the business unit, and the achievement of the individual's personal objectives. In considering bonuses for executives other than Mr. Upbin, the Committee considers bonus recommendations submitted by the Chief Executive Officer. The Committee also receives an assessment of the performance of each executive from Mr. Upbin and discusses the assessments with him. When assessing the performance of Mr. Upbin, the Committee meets privately. Cash bonuses were awarded within the policy guidelines of the annual cash bonus program. See column (d) of the Summary Compensation Table.

Annual Stock Incentives

   The Committee administers the Company's Restricted Stock Compensation Plan and the Corporate Development Incentive Plan, both of which award shares of the Company's common stock. Under the Restricted Stock Compensation Plan, restricted shares are granted to qualified employees and are released from restrictions ratably over five years. Awards are limited to an aggregate of 25,000 shares for any Plan year. In fiscal 1999, no awards were made to any executive officers.

   The Committee selects key executives to be participants in the Corporate Development Incentive Plan based upon its judgment of the executive's ability to significantly affect major decisions and actions which influence the continued profitable growth and development of the Company, the value of the executive's continuing service and the probable detriment of his or her employment by competitors. The Committee selects participants and sets the performance goals, which must be achieved during the measurement period. The measures and objectives may be based on earnings per share, earnings before tax and gains on sale of assets and before adjustments for non-recurring and extraordinary items, or other criteria, which the Committee establishes. Payment of awards under the Plan are made in common stock. An award, if any, is made to a participant by the Company at the time the Committee determines that performance goals have been met. Restrictions on the shares lapse and shares are transferred to the participants in installments over approximately three years, provided the shares have not been forfeited. Awards granted to qualified employees under the Plan are limited to an aggregate of 157,500 shares for any Plan year. The shares covered by the awards may not be transferred, sold, pledged or otherwise disposed of prior to the lapse of restrictions. A target award level is established for each executive officer based on his or her level of responsibility. Based on Company earnings, a participant may have the opportunity to earn awards in excess of the targeted amounts for the Company's outstanding performance. Threshold standards required to be met before any stock bonus award is made are also established. In fiscal 1999, the performance goal was exceeded and awards were made at 103% of the targeted award levels. See column (f) of the Summary Compensation Table.

Stock Options

   The Committee administers the Company's 1995 Omnibus Incentive Stock Plan which provides for awards of incentive stock options, non-qualified stock options and stock appreciation rights. These awards directly relate the amounts earned by the executives to the amount of appreciation realized by the Company's shareowners over comparable periods. Stock options also provide executives with the opportunity to acquire and build a meaningful ownership interest in the Company. While the Company encourages stock ownership by executives, it has not established any target levels for executive stock holdings. Awards are generally made at a level calculated to be competitive. See the Option Grants During 1999 Fiscal Year Table.

   The Committee considers stock option awards on an annual basis. These are normally awarded in May. In determining the amount of options awarded, the Committee generally establishes a level of award based on the position held by the individual and his or her level of responsibility, both of which reflect the executive's ability to influence the Company's long-term performance. The number of options previously awarded to and held by executives are also reviewed but are not an important factor in determining the size of the current award. The number of options actually awarded in any year is based on an evaluation of the individual's performance.

Other Benefit Programs

   The Company has adopted an unfunded, unqualified deferred compensation plan known as the Executive Deferred Compensation Plan (the "Plan") to provide deferred compensation for a select group of management or highly-compensated employees. The Plan allows employees to voluntarily defer compensation until termination or retirement. Under the Plan, any employee whose base salary exceeds a level set by the Plan Administrator may enroll in the Plan. The Plan is administered by the Retirement Savings Plan Committee.

   For any calendar year, a Participant may defer up to $84,000 in salary as well as up to $84,000 in cash bonus. The Employer shall credit the deferred amount to a separate bookkeeping account (the "Account") maintained by the Plan Administrator in the name of the Participant. The Account shall be increased monthly by an amount equal to one-twelfth of the sum of the prime rate plus 1%.

   The executive officers participate in various health, life and disability insurance programs, pension plan and a retirement savings 401(k) plan, that are generally made available to all salaried employees. Executive officers also receive certain traditional perquisites that are customary for their positions.

   The Committee believes that the overall program it has adopted, with its emphasis on long term compensation, serves to focus the efforts of the Company's executives on the attainment of a sustained high rate of Company growth and profitability for the benefit of the Company and its stockholders.

Compensation for the Chief Executive Officer

   During fiscal 1999, W. J. McKenna served as Chairman from May 1, 1998 to April 30, 1999.

   W. J. McKenna, has an Employment Agreement with the Company, and effective May 1, 1997, his salary was increased to $900,000 which is comparable to the compensation paid by companies of similar size. Mr. McKenna has had an Employment Agreement with the Company since 1982 which was extended to November 30, 1999.

   The Committee approved a cash bonus to Mr. McKenna of $590,000 for fiscal
1999.

   H. J. Upbin has an Employment Agreement with the Company for a two-year term extending to November 30, 1999 and effective May 1, 1999, his salary was increased to $850,000.

   The Committee approved a cash bonus to Mr. Upbin of $500,000 for fiscal
1999.

   In approving the salary increase and the bonus for fiscal 1999 and the grant of stock options in fiscal 1999 to Mr. McKenna and Mr. Upbin, the Committee took into account the level and scope of their responsibilities and contributions to the Company.

Company Policy on Qualifying Compensation

   Internal Revenue Code Section 162(m), adopted in 1993, provides that publicly-held companies may not deduct in any taxable year compensation in excess of $1,000,000 paid to the CEO and other executive officers which is not "performance based" as defined in Section 162(m). The Committee will continue to monitor the effect of this new provision on the Company's existing compensation plans and will take appropriate action if warranted in the future to maintain the deductibility of payments under the plan.

Committee Composition

   This Report is submitted by the members of the Committee as of April 30, 1999.

                               Raymond F. Bentele
                              Leonard A. Genovese
                           James S. Marcus, Chairman

Compensation Committee Interlocks and Insider Participation

   There are no interlocks or insider participation with any executive officers of the Company or with the members of the Committee.

   Jerry M. Hunter was elected a director at the Annual Meeting of Shareowners held on August 25, 1994. Mr. Hunter is a partner in the law firm of Bryan Cave in St. Louis, Missouri. The services of the law firm have been retained during the last fiscal year and during the current fiscal year. Fees paid by the Company to Bryan Cave did not exceed five percent of the law firm's gross revenues for that firm's last fiscal year.

                               PERFORMANCE GRAPH

   The following graph compares the performance of Kellwood common shares with that of the S&P 500 and S&P Apparel Indices. The graph plots the growth in value of an initial $100 investment over the indicated time periods, with dividends reinvested.


                                                   4/94 4/95 4/96 4/97 4/98 4/99
                                                   ---- ---- ---- ---- ---- ----
    Kellwood Co................................... $100  $76  $72 $108 $148 $123
    S&P 500 Index................................. $100 $117 $153 $191 $270 $329
    S&P Apparel Index............................. $100  $97 $119 $153 $186 $143

   --------
   Note: Total return assumes reinvestment of dividends

Other Officer Agreements

   The Company has agreements with Messrs. McKenna, Upbin, Jacobsen, Harding, and several of the other officers providing for compensation in connection with termination of employment following a Change in Control, as well as if all or substantially all of the Company's assets are sold by the Company, or the Company is liquidated or ceases to function as a going concern. These agreements provide for the payment of a lump sum within five days of the date of termination equal to the sum of (a) two times the officer's highest base salary in effect during the fiscal year in which the date of termination occurs, (b) two times the officer's average annual incentive awards during the last three full fiscal years, (c) the incentive award which, pursuant to any benefit plan of the Company, had accrued or would have accrued to the officer during the last full fiscal year, and (d) the last bonus award earned by the officer under the Company's annual bonus program.

Compliance with Section 16(a) of the Exchange Act

   The Securities Exchange Act of 1934 requires all executive officers and directors to report any changes in the ownership of common stock of the Company to the Securities and Exchange Commission, the New York Stock Exchange and the Company.

   Based solely upon a review of these reports and written representations that no additional reports were required to be filed in fiscal 1999, the Company believes that all reports were filed on a timely basis, with the exception of Gerald M. Chaney, who filed his initial Form 3 subsequent to the deadline.

                            INDEPENDENT ACCOUNTANTS

   The Audit Committee recommended to the Board and the Board approved on May 27, 1999, the retention of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for fiscal year 2000.

   Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                          Thomas H. Pollihan
                                          Vice President, Secretary and
                                           General Counsel

St. Louis, Missouri
July 15, 1999

PROXY                                                                      PROXY


                               KELLWOOD COMPANY
              Proxy Solicited on Behalf of the Board of Directors
           For the Annual Meeting of Shareholders -- August 26, 1999

WILLIAM J. MCKENNA, THOMAS H. POLLIHAN, and each of them, are hereby appointed proxies of the Shareowner(s) signing the reverse side hereof, with power of substitution acting by a majority of the proxies present and voting, or if only one proxy is present and voting then acting by that one, to vote the shares of Kellwood Company common stock which the Shareowner(s) is (are) entitled to vote, at the ANNUAL MEETING OF SHAREOWNERS to be held at 600 Kellwood Parkway, St. Louis, Missouri on August 26, 1999, at 9:00 A.M., and at any adjournment thereof, with all the powers the signing Shareowners would possess if present. The proxies are instructed to vote as specified on the REVERSE SIDE.

     1.   Election of Directors:  FOR the maximum number of nominees listed below (except as indicated on the reverse side) who (as selected by the Proxies in their discretion) may be elected pursuant to cumulative voting.

                                  R.F. Bentele, E.S. Bottum,
                                  K.G. Dickerson, L.A. Genovese,
                                  M.J. Granoff, H.J. Upbin

     2. In their discretion any other matter that may properly come before the meeting or any adjournment thereof.

The shares represented by this Proxy will be voted as specified by the Shareowner(s), but if no specification is made, this proxy will be voted FOR the election of Directors, all as set forth in the notice of annual meeting dated July 15, 1999, and the accompanying Proxy Statement. Discretion will be used with respect to voting any other matters that properly come before the meeting.

                 (Continued and to be signed on reverse side.)

--------------------------------------------------------------------------------

                               KELLWOOD COMPANY
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

[                                                                              ]

1. Election of Directors--
   Nominees: R. F. Bentele, E.S. Bottum, K. G. Dickerson, L.A. Genovese,
   M. J. Granoff, H. J. Upbin

   For  Withhold  For All
   All     All    (Except nominee(s) written below)
   [_]     [_]    [_]

________________________________________________________________________________

                                      Dated: _____________________________, 1999

Signature(s)____________________________________________________________________

________________________________________________________________________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                            YOUR VOTE IS IMPORTANT!


        PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE
                      ENCLOSED POSTAGE-PREPAID ENVELOPE.